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                                                                   EXHIBIT 23.02

May 31, 2001



Mr. Curtis Ashmos
Locke, Liddell & Sapp LLP
100 Congress Avenue, Suite 300
Austin, TX 78701

Dear Mr. Ashmos:

I, Nathan M. Robnett, hereby consent to the use of our firm name Robnett & Company, C.P.A.'s, P.C., as "independent auditor" and my Independent Auditor's Report dated September 5, 2000 and the Consolidated Financial Statements of DeMarco Energy Systems of America, Inc. as of June 3, 2000 and June 30, 1999, including the respective notes thereto, in the Registration Statement Form SB-2 of DeMarco Energy Systems of America, Inc.

My consent is limited as described above and is valid until December 31, 2001. Any additional use or use after December 31, 2001 if my name will require my consent in each and every instance.

Sincerely,



Nathan M. Robnett
Robnett & Company, P.C.